EXHIBIT 99.1

5885 Landerbrook Dr., Cleveland, OH 44124 440-753-1490 (T) — 440-753-1491 (F) www.chart-ind.com

CHART INDUSTRIES EMERGES FROM BANKRUPTCY

Chart Joint Prepackaged Plan of Reorganization Consummated

Approximately $256 Million Senior Debt Converted Into

$120 Million Term Loan – 95% Equity Ownership

CLEVELAND, OH – September 16, 2003 – Chart Industries, Inc. (OTCPK: CTITQ.PK) today announced its consummation of the joint prepackaged Plan of Reorganization, which had been confirmed by an order of the United States Bankruptcy Court for the District of Delaware entered on September 4, 2003.

As a result of the Plan’s consummation, the Company’s former senior debt of approximately $256 million has been converted into a $120 million term loan and an initial 95% equity ownership position in the reorganized Company. Chart’s former shareholders are receiving 5% of the reorganized Company, with an opportunity to acquire up to an additional 5% of equity under certain conditions through the exercise of warrants. Additionally, all general unsecured creditors will be paid in full on their prepetition claims or otherwise have their prepetition claims reinstated.

The Company’s $40 million debtor-in-possession financing facility has been converted into an amended and restated $40 million revolving credit facility. This financing is expected to provide the reorganized Company with sufficient funding to continue to operate and meet its obligations.

As a result of the Plan consummation, William Allen, Chief Restructuring Officer (and a principal with TRG, a crisis management and turn-around firm engaged by the Company), has assumed the position of Chart’s interim CEO and is a new member of Chart’s Board of Directors. Mr. Allen, commenting on the Reorganization, stated, “I am very pleased with the work that was performed by the Senior Lenders, the management team, employees, outside professionals and former Board of Directors to complete the Plan of Reorganization and to emerge from Chapter 11 in a little over two months. We were able to complete the reorganization with no disruption to our customers, suppliers and employees.”

Allen added, “Concurrently with the Plan of Reorganization we have been focusing on improving the performance of the Company’s various businesses and reducing the cost of operations. We still have work to do to improve the return to the Company’s shareholders, but we are well under way to meeting our operational restructuring goals.”

“Chart has emerged from Chapter 11 with a new capital structure and a solid balance sheet. The Company is now poised to take advantage of the fundamental strength of its businesses. I look forward to working with the new Board, senior management, the employees and our business partners to return Chart to profitability and achieve its full potential,” Allen concluded.

This release contains forward-looking statements relating to the Company’s or management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements or could reduce the liquidity of the Company’s common stock. Such risks and uncertainties include, but are not limited to, developments in disputes and litigation involving the Company, continued slowness in the Company’s major markets, the impact of competition, decreases in spending by industrial customers, the loss of major customers, the Company’s ability to attract and retain key personnel, the Company’s ability to satisfy the listing requirements of trading venues, technological, regulatory or other developments in the industry, changes in general economic, political, business and market conditions, the threat of terrorism and the impact of responses to that threat, foreign currency fluctuations that may affect worldwide results of operations and other risks referenced from time to time in the Company’s filings with the Securities and

Exchange Commission. The Company does not assume any obligation to update any of these forward-looking statements.

Chart Industries, Inc. is a leading global supplier of standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in nine states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom.

For more information on Chart Industries, Inc. visit the Company’s web site at www.chart-ind.com. For more information on the Company’s prepackaged Chapter 11 case, visit www.bmccorp.net/chart.

Contact:	Michael F. Biehl
Chief Financial Officer
440-753-1490

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